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                     August 2, 2023

       Shawn Tabak
       Chief Financial Officer
       Porch Group, Inc.
       411 1st Avenue S., Suite 501
       Seattle, WA 98104

                                                        Re: Porch Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 001-39142

       Dear Shawn Tabak:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Michael P. Heinz